Exhibit 10.1

TRANSITION AND Release Agreement

THIS TRANSITION AND RELEASE AGREEMENT (this “Agreement”) is made as of April 28, 2026 by and between NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), and Ron McClurg (“Employee”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Offer Letter between Employee and the Company dated January 1, 2021, as amended (the “Offer Letter”).

Recitals

Whereas, Employee has been employed as the Chief Financial Officer of the Company since January 2021; and

Whereas, the Company and Employee (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed to terminate Employee’s existing employment relationship with the Company on the terms and conditions set forth in this Agreement.

Agreement

Now, therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
EMPLOYMENT TRANSITION

1.1  Separation of Employment. Employee’s employment with the Company will be ending on December 31, 2026, provided that Employee may accelerate this date for any reason and the Company may accelerate this date because of a Termination for Cause (such final date, the “Separation Date”). To the extent it has not done so already, the Company will pay Employee’s compensation for hours worked through the Separation Date, as well as payment for his accrued but unused vacation. The Company will reimburse Employee for Employee’s outstanding documented business expenses remaining on the Company’s books as of the Separation Date, which were properly reviewed and approved according to the Company’s policies in effect on the Separation Date. Employee is entitled to the above payments regardless of whether Employee signs this Agreement and regardless of whether this Agreement becomes effective in accordance with Section 2.2. All of Employee’s benefits through the Company will end on the Separation Date.

1.2  Transition Period. From July 1, 2026 through the Separation Date (the “Transition Period”), Employee’s role will be changed from Chief Financial Officer to Special Advisor, and Employee resigns his appointment as an officer of the Company as of the commencement of the Transition Period. As Special Advisor, Employee will provide transitional support to his successor, as well as provide services commensurate with his position as assigned by the Company. During the Transition Period: (a) Employee will continue to receive his current annual salary and benefits; (b) he will be eligible for reimbursement of business expenses in accordance with Company policy; and (c) he will remain eligible for a Performance Bonus with respect to the fiscal year ending on September 30, 2026, subject to his continued employment through that date.

1.3  Consideration. Provided that (a) the Company has not accelerated the Separation Date because of a Termination for Cause, (b) Employee executes and delivers this Agreement (without revoking same), (c) Employee executes and delivers the Signature to Update Release Provision appearing after the signature page (without revoking same) (the “Update Provision”) on or within seven (7) days after the Separation Date, and (d) Employee remains in compliance with his obligations under this Agreement, then the Company agrees to engage Employee to provide consulting services, and Employee agrees to provide consulting services, pursuant to the terms and conditions of the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”), with the term of the Consulting Agreement commencing as of the Separation Date. The Company acknowledges and agrees that Employee’s performance of services pursuant to the terms and conditions of the Consulting Agreement will constitute “Continuous Services” for the purposes of the vesting provisions of Employee’s stock options and restricted stock units.

1.4  Conflict with Other Agreements. In the event of any conflict of the provisions between this Agreement and the Offer Letter, the provisions set forth in this Agreement shall control, except (a) as otherwise set forth herein, and (b) the severance opportunity relating to a potential Change in Control, as set forth in the First Amendment to the Offer Letter dated September 9, 2024 shall remain in effect through the Separation Date. Employee agrees to strictly comply with Employee’s continuing obligations under that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement entered into by and between the Company and Employee dated January 1, 2021 (the “Inventions Assignment Agreement”), the terms and conditions of which shall survive the execution of this Agreement. In the event of any conflict of the provisions between this Agreement and the Inventions Assignment Agreement, the terms and condition of the Inventions Assignment Agreement shall control. Employee hereby confirms to the Company that Exhibit 1 to the Inventions Assignment Agreement contains a complete list of all Inventions (as defined in the Inventions Assignment Agreement) or improvements to which Employee claims ownership and desires to remove from the operation of the Inventions Assignment Agreement.

1.5  Acknowledgement. Except as provided in this Article 1, the Parties acknowledge and agree that Employee shall not, after the Separation Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company or its affiliates.

1.6  Statement Regarding Resignation; SEC Matters. Employee acknowledges that the Company may be required to file a copy of this Agreement as an exhibit to a Form 8-K, Form 10-K or Form 10-Q filed with the SEC (the “Exchange Act Reports”). Employee agrees that the Exchange Act Reports may contain a statement summarizing the terms and conditions of this Agreement and the fact that Employee’s employment with the Company terminated as of the Separation Date (the “Exchange Act Statement”). Employee will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Employee. Further, following the Separation Date, Employee will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities.

1.7  Company Securities. As of the date hereof, Employee is the current holder of the following stock options and unvested RSUs issued by the Company to Employee (the Equity Awards”):

Option / RSU	Grant Date	Plan Awarded Under	Exercise Price	# of Shares Subject to the Option / RSU
Option	January 1, 2021	2017 Plan	$28.26	10,000
Option	January 27, 2021	2017 Plan	$35.82	7,778
Option	April 21, 2023	2017 Plan	$9.54	2,084
Option	November 9, 2023	2017 Plan	$7.50	14,881
Option	April 17, 2025	2025 Plan	$3.48	41,667
RSU	February 18, 2024	2017 Plan	N/A	9,476

Following the Separation Date, the Equity Awards shall continue in full force and effect in accordance with their respective terms and the terms and conditions of the Company’s 2017 Equity Incentive Plan and 2025 Equity Incentive Plan, as applicable (the “Plans”). Employee further ratifies and confirms to the Company that the Equity Awards constitute the totality of the equity and debt securities of the Company and any of the Company’s subsidiaries or affiliates beneficially owned by Employee or to which Employee otherwise has rights as of the date of this Agreement.

Article 2
RELEASES AND NON-DISPARAGEMENT

2.1  Release of Claims. In consideration for the Company’s promises set forth in this Agreement, Employee, on behalf of Employee, Employee’s heirs, executors, legal representatives, spouse and assigns (the “Employee Releasing Parties”), hereby fully and forever releases the Company and the Company’s past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations, assigns, attorneys and insurers (each a “Company Released Party”, and collectively, the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

(a)  which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, the Offer Letter, or any events occurring prior to the execution of this Agreement;

(b)  for discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

(c)  (i) wrongful discharge of employment, any and all claims for wrongful discharge of employment, and/or (ii) violation of any federal, state or municipal statute relating to employment or employment discrimination, including, without limitation, (A) Title VII of the Civil Rights Act of 1964, as amended, (B) the Civil Rights Act of 1866, as amended, (C) the Civil Rights Act of 1991, as amended, (D) the Employee Retirement and Income Security Act of 1974, as amended, (E) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, without limitation, by the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (F) the OWBPA, (G) the Americans with Disabilities Act of 1990, as amended, (H) any applicable state Persons with Disabilities Civil Rights Act, as amended, (I) any applicable state Whistleblowers Protection Act, as amended, (J) Genetic Information Nondiscrimination Act (GINA), and (K) the Immigration Reform and Control Act (IRCA);

(d)  under Minnesota common law or state statute including, but not limited to, those alleging wrongful discharge, express of implied breach of contract, negligence, invasion of privacy, intentional infliction of emotional distress, fraud, defamation, or violations of the Minnesota Human Rights Act (the “MHRA”), the Minnesota Equal Pay for Equal Work Law, the Minnesota healthcare worker whistleblower protection laws, the Minnesota family leave law; the Minnesota personnel record access statutes, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(e)  for back pay or other unpaid compensation;

(f)  relating to equity of the Company; and/or

(g)  for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the covenants and agreements Employee has made in this Agreement. Employee represents that Employee has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties. Employee states that Employee knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation. While nothing in this Agreement prevents state or federal agencies from enforcing laws within their jurisdictions, Employee agrees Employee shall not receive any individual monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group; provided that nothing in the Agreement prevents Employee from participating in the whistleblower program maintained by the SEC and receiving a whistleblower award thereunder. Employee hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything in this Agreement to the contrary, nothing herein release any claim for indemnification, contribution, defense or coverage, from or through the Company or its insurers, under the Company’s (or its affiliates’) charter, By-laws, applicable law, or applicable insurance policies, with respect to prior actions or inactions relating in any way to Employee’s duties as an employee of the Company. Each Company Released Party is an intended third party beneficiary of this Agreement and entitled to enforce the release in this Section 2.1 as if such Company Released Party was a Party to this Agreement.

2.2 Acknowledgment of Waiver of Claims under ADEA and MHRA. Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA, and the MHRA, and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney of his choice concerning the terms of this Agreement prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement and that if he signs this Agreement before expiration of that review period, he does so knowingly and voluntarily and with the intent of waiving his right to utilize the full review period; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement. Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) day rescission period has expired without any revocation being communicated. Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of the CEO.

2.3  No Admission of Liability. Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released. This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or the Inventions Assignment Agreement.

2.4  Non-Disparagement. To the fullest extent permitted by law, Employee covenants and agrees that Employee shall not make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) that defame, slander or are likely in any way to harm the reputation of the Company or any of its subsidiaries, affiliates, directors, or officers or tortiously interfere with any of the other Company’s business relationships. Any violation of the covenant contained in this Section 2.4 will result in irreparable damage and the Company shall be entitled to injunctive and other equitable relief.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of Employee. Employee warrants and represents to the Company that Employee:

(a)  has been advised to consult with legal counsel in entering into this Agreement;

(b)  has entirely read this Agreement;

(c)  has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

(d)  has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

(e)  is the only person (other than Employee’s heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of Employee’s relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

(f)  understands and agrees that in the event any injury, loss, or damage has been sustained by Employee which is not now known or suspected, or in the event that the losses or damage now known or suspected have present consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

(g)  expressly acknowledges that Employee’s entry into this Agreement is in exchange for consideration in addition to anything of value to which Employee is already entitled.

3.2  Authority. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Employee represents and warrants that Employee has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3  No Other Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

Article 4
MISCELLANEOUS

4.1  Severability. If any provision of this Agreement is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Agreement, but every other provision of this Agreement will remain in full force and effect.

4.2  Entire Agreement. This Agreement, together with the Inventions Assignment Agreement and the Consulting Agreement, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s separation from the Company, including without limitation the Offer Letter, provided, however, that this Agreement does not supersede or modify any continuing obligations of Employee under the Inventions Assignment Agreement, which shall continue in full force and effect. This Agreement may only be amended by a writing signed by Employee and the Company.

4.3  Assignment. This Agreement may not be assigned by Employee without the prior written consent of the Company. The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company. This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4  Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. In addition, should it become necessary for the Company to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorneys’ fees and otherwise) related thereto.

4.5  Counterparts/Electronic Execution and Delivery. This Agreement may be executed in one or more counterparts and by facsimile or by electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Minnesota Uniform Electronic Transactions Acts, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first written above.

The Company:		EMPLOYEE:

NeuroOne Medical Technologies Corporation

By:	/s/ Dave Rosa	/s/ Ron McClurg
Name:	Dave Rosa	Ron McClurg
Title:	CEO and President
Date: April 28, 2026

Signature to Update Release Provision:

(To be signed by Employee on or within 7 days of the Separation Date)

Capitalized terms used below have the meanings set forth in the foregoing Agreement. In consideration of the promises set forth in the Agreement, Employee, on behalf of himself and the Employee Releasing Parties, fully and forever releases, acquits, and discharges the Company’s Released Parties from any liability relating to any claims that may have arisen between his signature date on the preceding signature page and his signature date below, consistent with his initial release of claims set forth under Section 2.1 of the Agreement.

Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA, and the MHRA, and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney of his choice concerning the terms of this Agreement prior to executing this Agreement; (b) he has had more than twenty-one (21) days within which to consider this Agreement; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement. Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) day rescission period has expired without any revocation being communicated. Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of the CEO.

By:		Date:	, 2026
Ron McClurg

Exhibit A

CONSULTING AGREEMENT

Exhibit A - 1